UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 23, 2013

Apricus Biosciences, Inc.

(Exact name of registrant as specified in its charter)

Nevada	0-22245	87-0449967
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11975 El Camino Real, Suite 300, San Diego, CA	92130
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 222-8041

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On May 23, 2013, Apricus Biosciences, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Lazard Capital Markets LLC (“LCM”), as the sole book-running manager and Roth Capital Partners, LLC (“Roth”) and Cantor Fitzgerald & Co. (“Cantor” and, together with LCM and Roth, the “Underwriters”) as the co-managers, pursuant to which the Company agreed to sell to the Underwriters in an underwritten public offering an aggregate of 6,000,000 Units (“Units”) to be sold to the Underwriters at the closing of the offering, and up to 900,000 Units subject to an over-allotment option granted to the Underwriters exercisable for a period of 30 days. Each Unit consists of one share of common stock, $0.001 par value per share (the “Common Stock”) of the Company (the “Common Shares”) and one warrant (the “Warrants”) to purchase 0.50 shares of Common Stock (such shares of Common Stock underlying the Warrants are referred to herein as the “Warrant Shares”) at a public offering price of $2.85 per Unit. The shares of Common Stock and Warrants are immediately separable and will be issued separately. The Underwriters have agreed to purchase the Units from us pursuant to the Underwriting Agreement at a price of $2.679 per Unit, which represents a 6.0% discount to the public offering price. Certain officers and directors of the Company have participated in the Offering and will be purchasing the offered securities from the Underwriters. The Common Shares, the Warrants and the Warrant Shares are being issued and sold pursuant to the effective registration statement on Form S-3 (Registration No. 333-178832) (the “Registration Statement”).

The Warrants will become exercisable immediately upon issuance and will expire five years from the date of issuance. The exercise price of the Warrants is $3.40 per share of Common Stock. Holders will not have the right to exercise any portion of the warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of shares of our Common Stock outstanding immediately after giving effect to the exercise. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon at least 61 days’ prior notice from the holder to us. We do not plan on applying to list the Warrants on the NADSDAQ Capital Market, any other national securities exchange or any other nationally recognized trading system. This description of the Offering is a summary only, is not intended to be complete, and is qualified in its entirety by reference to the Underwriting Agreement and the Warrant, which are filed as Exhibits 1.1 and 4.1, respectively, to this Current Report on Form 8-K.

The Offering is expected to close on May 29, 2013, subject to the satisfaction of customary closing conditions. The gross proceeds to us from this offering are expected to be approximately $17.1 million before deducting underwriting discounts and commissions and other estimated offering expenses payable by us, and excluding any proceeds we may receive upon exercise of the Warrants to be issued in the offering.

On May 22, 2013 the Company issued a press release announcing that it intended to make a public offering of securities. On May 23, 2013, the Company issued a press release announcing the pricing and terms of the Offering. Copies of the two press releases are attached hereto as Exhibits 99.1 and 99.2, respectively, and are each incorporated herein by reference. Brownstein Hyatt Farber Schreck, LLP, Nevada counsel to the Company, has issued an opinion to the Company, dated May 23, 2013, regarding the Common Shares and the Warrant Shares to be sold in the Offering and Ropes & Gray LLP, counsel to the Company, has issued an opinion to the Company, dated May 23, 2013, regarding the Warrants to be sold in the Offering. Copies of the opinions are filed as Exhibits 5.1 and 5.2, respectively, to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

1.1	Underwriting Agreement, dated May 23, 2013

4.1	Form of Warrant

5.1	Opinion of Brownstein Hyatt Farber Schreck, LLP

5.2	Opinion of Ropes & Gray, LLP

23.1	Consent of Brownstein Hyatt Farber Schreck, LLP (contained in Exhibit 5.1 above)

23.2	Consent of Ropes & Gray, LLP (contained in Exhibit 5.2 above)

99.1	Press Release of Apricus Biosciences, Inc. dated May 22, 2013

99.2	Press Release of Apricus Biosciences, Inc. dated May 23, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

May 24, 2013	Apricus Biosciences, Inc.

/s/ Randy Berholtz
	Name:	Randy Berholtz
	Title:	Executive Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description

1.1	Underwriting Agreement, dated May 23, 2013

4.1	Form of Warrant

5.1	Opinion of Brownstein Hyatt Farber Schreck, LLP

5.2	Opinion of Ropes & Gray, LLP

23.1	Consent of Brownstein Hyatt Farber Schreck, LLP (contained in Exhibit 5.1 above)

23.2	Consent of Ropes & Gray, LLP (contained in Exhibit 5.2 above)

99.1	Press Release of Apricus Biosciences, Inc. dated May 22, 2013

99.2	Press Release of Apricus Biosciences, Inc. dated May 23, 2013